Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson Sr. Director, Investor Relations NPS Pharmaceuticals, Inc. (801) 583-4939

NPS ANNOUNCES CLINICAL ADVANCEMENT OF CALCILYTICS PROGRAM BY ITS

COLLABORATOR GLAXOSMITHKLINE

Salt Lake City — May 2, 2006 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today confirmed that the lead calcilytic compound under development by partner GlaxoSmithKline (GSK) has successfully completed a proof-of-concept trial and should be advanced into later stage studies.

GSK has been developing orally active, small molecule calcilytic compounds, which are targeted at bone and mineral disorders, such as osteoporosis. These compounds are the result of a 1993 Collaborative Research and License Agreement between NPS and GSK. Calcilytics work by antagonizing calcium-sensing receptors on the surface of the parathyroid gland, thereby triggering a transient release of the body’s own stores of parathyroid hormone (PTH). This release of PTH may have the potential to rebuild some of the bone mass lost as a result of osteoporosis and improve overall bone microarchitecture in these patients. Calcilytics potentially represent a new and very important class of drug. NPS and GSK have previously disclosed that, in animal models, daily oral administration of a calcilytic compound was shown to stimulate new bone formation, increase BMD at vertebral and non-vertebral skeletal sites, and increase biomechanical parameters of bone strength.

The proof of concept trial was a 28 day, multi-dose trial conducted in otherwise healthy, non-osteoporotic, post-menopausal women. The trial was designed to evaluate overall safety, as well as, surrogate efficacy biomarkers, including PTH levels and bone turnover biomarkers which may be indicative of net bone formation. Based on the results of this trial, GSK concluded that further clinical investigation is appropriate and is considering further study options.

Under the terms of the Collaborative Research and License Agreement with GSK, NPS will receive royalties on global product sales and has the right to co-promote certain products resulting from the collaboration with GSK in North America.

ABOUT NPS

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company markets products and has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions

of the Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: We have no control over and are entirely dependent on GlaxoSmithKline to develop, seek regulatory approval and commercialize calcilytics; if GlaxoSmithKline does not complete development of calcilytics, is unable to obtain regulatory approval or in not successful in its commercialization efforts, our profitability will be adversely impacted; our product candidates may not prove to be safe or efficacious; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of May 2, 2006 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the first quarter 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005.